For Immediate Release

                  iBEAM BROADCASTING ANNOUNCES APPLICATION FOR
               NASDAQ WAIVER OF SHAREHOLDER APPROVAL REQUIREMENTS

SUNNYVALE, Calif. June 29, 2001 - iBEAM Broadcasting(R) Corporation (NASDAQ:
IBEM) announced today that, pursuant to Rule 4350 (i)(2) of The Nasdaq Stock Market, iBEAM has requested an exception to Nasdaq's shareholder approval requirement for iBEAM's previously announced agreement with a group of investors led by Williams Communications. Under the agreement, Williams Communications, LLC, Allen & Company Incorporated and Lunn iBEAM, LLC will acquire preferred stock of the company initially convertible into 240,093,900 shares, or approximately 65% after the investment, of iBEAM's outstanding common stock at a conversion price substantially below the current market value of iBEAM's common stock. The number of shares of common stock into which the preferred stock is convertible is subject to adjustment for antidilution protection and standard protections for dividends, recapitalizations and stock splits. iBEAM(R) currently has outstanding approximately 127,400,000 shares of common stock. Under the terms of this investment, Williams Communications, LLC will purchase 1,800,704 shares of Series A preferred stock for $20 million in cash and $10 million of in-kind services. In addition, Allen & Company Incorporated will purchase 480,188 shares of Series A preferred stock for $8 million in cash, and Lunn iBEAM, LLC will purchase 120,047 shares of Series A preferred stock for $2 million in cash. The proposed investment also contemplates that nominees of Williams Communications will hold four of the nine seats on iBEAM's board of directors. This investment may be deemed a change of control of iBEAM under the Nasdaq Marketplace Rules.

Under Nasdaq Marketplace Rules 4350(i)(1)(B) and 4350(i)(1)(D)(ii), shareholder approval is normally required for investments similar to the one described above. However, iBEAM has requested from Nasdaq an exception to this shareholder approval requirement pursuant to Nasdaq Marketplace Rule 4350(i)(2) and a waiver of the voting rights rules of Nasdaq Marketplace Rule 4351. Rule 4350(i)(2) provides that "exceptions may be made upon application to Nasdaq when: (A) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise; and (B) reliance by the company on this exception is expressly approved by the Audit Committee or a comparable body of the Board of Directors."

iBEAM has retained the investment banking firms of Morgan Stanley and Dresdner Kleinwort Wasserstein to assist in raising financing, and they have extensively tested the market and have found that it is currently impossible for iBEAM to raise funds at or above current trading prices. iBEAM is currently experiencing a severe cash shortage and requires funds on an urgent basis to

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meet its payroll and other normal operating obligations. It would not be possible to prepare and file a proxy statement with the Securities and Exchange Commission and hold a shareholders' meeting to approve the investment before iBEAM runs out of cash and is forced to discontinue operations. For these reasons, iBEAM's Audit Committee has unanimously made a determination that an immediate sale of equity is necessary to preserve the financial viability of iBEAM's enterprise and has expressly approved iBEAM's reliance on this exception to the shareholder approval requirement and the request for a waiver of the voting rights rules.

About iBEAM Broadcasting Corp.

iBEAM Broadcasting(R) Corp. (NASDAQ: IBEM), founded in 1998, is the leading provider of streaming communications solutions. The iBEAM end-to-end solutions for enterprise and media customers include interactive webcasting, streaming advertising insertion, syndication and pay-per-view management, and secure, licensed download and geographical identification applications. iBEAM currently delivers more than 100 million audio and video streams per month across its intelligent distribution network of satellite connected, high-performance servers located in more than 210 networks around the world. More than 460 innovative companies use iBEAM's global services including media leaders, CNBC, MTVi, and LAUNCH.com, and enterprise customers, IBM/Lotus, Bristol-Myers Squibb, and Merrill Lynch. iBEAM is headquartered in Sunnyvale, Calif. Telephone (408) 523-1600. For more information visit www.ibeam.com

iBEAM's Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements. Actual results may differ materially from those anticipated in any forward-looking statement as a result of certain risks and uncertainties, including, without limitation: satisfaction of the various closing conditions necessary to complete the proposed investment. For other risks and uncertainties applicable to iBEAM's business, investors are encouraged to refer to iBEAM's most recent Form 10-Q, 8-K and 10-K filed with the Securities and Exchange Commission.

Contacts:

iBEAM Broadcasting                              Public Relations
Investor Relations                              Anna Caldwell
Rick Gaisser                                    iBEAM Broadcasting Corporation
iBEAM Broadcasting Corporation                  (408) 523-1634
(408) 830-3548                                  acaldwell@ibeam.com
ir@ibeam.com

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